Exhibit 99.1

Contacts:	Robert Saltmarsh	Pam Lord
	Chief Financial Officer	Media & Investor Relations
	Nanogen, Inc.	Atkins + Associates
	858-410-4600	858-527-3494
	rsaltmarsh@nanogen.com	plord@irpr.com

NANOGEN CONCLUDES ANNUAL MEETING AND ANNOUNCES CHANGES TO

ITS BOARD OF DIRECTORS

SAN DIEGO, CA (June 9, 2005) – Nanogen, Inc. (Nasdaq: NGEN) today announced that William G. Gerber, M.D. and Frank H. Jellinek, Jr. have joined its board of directors following their election at the annual meeting of shareholders. It also announced that Val Buonaiuto has retired following over five years as a Nanogen director. All shareholder proposals were approved today at the 2005 annual meeting held in San Diego.

Dr. Gerber is a partner at Bay City Capital, a life sciences investment fund, and is chairman of the board of directors of Pathway Diagnostics. He was most recently president and chief executive officer of Epoch BioSciences until its merger with Nanogen in December, 2004. Dr. Gerber has held various officer-level positions at diaDexus LLC, Onyx Pharmaceuticals and Chiron Diagnostics during his broad scientific and commercial career.

Mr. Jellinek is currently chairman emeritus of Fisher Scientific International and was formerly the president, chief executive officer and a director of Apogent Technologies Inc. until it was acquired by Fisher in 2004. He was previously the president and chief executive officer of Apogent’s subsidiary, Sybron Laboratory Products Corporation, and served as president of Apogent’s Erie Scientific Company subsidiary for sixteen years.

“I am very pleased to add the broad industry experience that Bill and Frank bring to the Nanogen board of directors,” said Howard C. Birndorf, Nanogen’s chairman of the board and CEO. “Frank’s extensive merger and acquisition background together with Bill’s medical and diagnostics expertise will nicely complement the capabilities and experience of our other board members. All of us at Nanogen are appreciative of the contributions made by Val during his several years of service to Nanogen and we wish him continued success.”

About Nanogen, Inc.

Nanogen’s advanced diagnostics provide researchers, clinicians, physicians and patients worldwide with improved methods and tests that can predict, diagnose and ultimately help treat disease. Nanogen’s products include real-time PCR reagents, the NanoChip® Molecular Biology Workstation platform for molecular diagnostic applications and the Nexus Dx™ line of point-of-care diagnostic tests for cardiac related health conditions. Nanogen’s ten years of pioneering research involving nanotechnology may also have future applications in medical diagnostics, biowarfare and other industries. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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